Exhibit 10.5

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant treats as private or confidential.

ASSIGNMENT AND LICENSE AGREEMENT

THIS ASSIGNMENT AND LICENSE AGREEMENT (the “Agreement”) is made effective as of July 8, 2020 (the “Effective Date”), by and between ADIMAB, LLC, a Delaware limited liability company having an address at 7 Lucent Drive, Lebanon, NH 03766 (“Adimab”), and Adagio Therapeutics, Inc., a Delaware corporation having an address at 303 Wyman Street, Suite 300, Waltham, Massachusetts 02451 (“Adagio”).

BACKGROUND

WHEREAS, Adimab has proprietary antibodies against a variety of sarbecoronaviruses, including COVID-19, as well as related Patents and Know-How, including data related to such antibodies;

WHEREAS, Adagio desires to develop, manufacture and commercialize one or more CoV Antibodies against CoV in accordance with the terms hereof; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Adimab and Adagio hereby agree as follows:

ARTICLE 1

DEFINITIONS.

The following initially capitalized terms have the following meanings (and derivative forms of them shall be interpreted accordingly):

1.1 “Adagio” has the meaning set forth in the recitals.

1.2 “Adagio Approvals” has the meaning set forth in Section 3.6 (Regulatory).

1.3 “Adagio Derived Antibody” means any modified or derivative form of an Adimab CoV Antibody (including [***]) created by or on behalf of Adagio or its Licensees, including any [***] and including [***], and including [***]. For clarity, any modified or derivative form of any Adagio Derived Antibody shall itself be an Adagio Derived Antibody.

1.4 “Adagio Indemnitees” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.5 “Adagio Invention” means any invention, whether or not patentable, that is made solely by one or more employees, consultants or contractors of Adagio in the course and as a result of the practice of the License or the discovery, optimization, research, development, manufacture or commercialization of Adagio Derived Antibodies or Products.

1.6 “Adagio Know-How” shall mean all Know-How Controlled by Adagio as of the effective date of termination of this Agreement that is necessary or useful for the development, manufacture or commercialization of CoV Antibodies in the Field, including, without limitation, all data and results of any research, preclinical, clinical, stability, toxicology or other study of any such CoV Antibody conducted by or on behalf of Adagio.

1.7 “Adagio Materials” means (a) any tangible biological or chemical materials (including antigen samples and other Know-How in the form of tangible biological or chemical materials) created by Adagio in the practice of the License or in the development or manufacture of CoV Antibodies and Products, and (b) the quantities of CoV Antibody provided to Adagio by Adimab under this Agreement.

1.8 “Adagio Patents” means Patents Covering Adagio Inventions.

1.9 “Adagio Regulatory Filings” has the meaning set forth in Section 3.6 (Regulatory).

1.10 “Adimab” has the meaning set forth in the recitals.

1.11 “Adimab CoV Antibody” means:

(a) any CoV-specific antibody Controlled by Adimab and discovered or identified by or on behalf of Adimab, on or before the Effective Date, including those antibodies listed on Exhibit A hereto (each, an “Initial CoV Antibody”); or

(b) any modified or derivative form of any Initial CoV Antibody (including [***]) created by or on behalf of Adimab (whether before, on, or after the Effective Date), including any [***] and including [***], and including [***] (in each case, an “Adimab Derived Antibody”). For clarity, any modified or derivative form of any Adimab Derived Antibody created by or on behalf of Adimab shall itself be an Adimab Derived Antibody.

1.12 “Adimab CoV Assets” means, collectively, the following to the extent Controlled by Adimab: (a) the Adimab CoV Antibodies; (b) the CoV Antibody Patents; (c) any Know-How related to the Adimab CoV Antibodies, including data generated with respect to the Adimab CoV Antibodies; and (d) any Adimab Materials specifically related to the Adimab CoV Antibodies, including patient samples; provided, however, that Adimab CoV Assets excludes Adimab Platform Patents and Adimab Platform Technologies.

1.13 “Adimab Derived Antibody” has the meaning set forth in Section 1.11(b) (Adimab CoV Antibody).

1.14 “Adimab Indemnitees” has the meaning set forth in Section 8.2 (Indemnification by Adagio).

1.15 “Adimab Materials” means any tangible biological or chemical materials (including [***]) used or created by Adimab under a previously performed CoV research program, including quantities of Adimab CoV Antibodies [***], but excluding any quantities of CoV Antibodies [***] provided to Adagio (which, for clarity, are deemed Adagio Materials under this Agreement).

1.16 “Adimab Platform Patents” means all Patents Adimab Controls during the Term that claim or Cover Adimab Platform Technology. For clarity, Adimab Platform Patents specifically exclude: (a) CoV Antibody Patents; and (b) any Patents Controlled by Adimab to the extent that they Cover any invention or subject matter other than the manner in which Adimab discovered the Adimab CoV Antibodies.

1.17 “Adimab Platform Technology” means (a) methods of discovery and optimization of antibodies, which methods include [***], (b) all methods, materials and other Know-How used in the foregoing and (c) platforms embodying any of the foregoing in (a) or (b), or components, component steps or other portions thereof; in each case, solely to the extent the foregoing either (i) are Covered by Patents Controlled by Adimab or (ii) constitute Confidential Information of Adimab. For clarity, Adimab Platform Technology includes technology Controlled by, or confidential or proprietary to, Adimab that is used by Adimab in the discovery and optimization of any Adimab CoV Antibody, in each case based on the manner in which Adimab discovered or optimized such Adimab CoV Antibody, but not based on the specific composition of or any Sequence information regarding such Adimab CoV Antibody (or any product containing an Adimab CoV Antibody), but Adimab Platform Technology excludes: (A) Adimab CoV Antibodies; and (B) technology Controlled by, or confidential or proprietary to, Adimab that is related to: (1) product formulation; (2) manufacturing, purification, or production; (3) modification or optimization of antibodies; (4) CoV (including any antigen representation thereof), or any mechanism of action via interaction with CoV, or methods of using antibodies based on their interaction with CoV; or (5) if other than an IgG, the construct of any Product.

1.18 “Administrator” has the meaning set forth in Section 10.4(b)(i) (Arbitration).

1.19 “Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party. For this purpose, “control” means the possession, directly or indirectly, of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or of the actual power to elect or direct the management of the entity.

1.20 “Agreement” has the meaning set forth in the recitals.

1.21 “Alliance Manager” has the meaning set forth in Section 2.1(a) (Alliance Managers).

1.22 “Antibody” means any full-length antibody, fragment thereof, and chemically modified version thereof (including any pegylated versions and regardless of whether containing amino acid substitutions), all of the foregoing whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of an antibody produced in any of the foregoing ways or otherwise, and whether represented by physical material, nucleic acid sequences, or amino acid sequences.

1.23 “Assignment” has the meaning set forth in Section 3.1(a) (Assignment).

1.24 “Bankruptcy Laws” has the meaning set forth in Section 10.2 (Bankruptcy Code).

1.25 “Biosimilar” means, with respect to a Product in a country, any pharmaceutical biologic product that (a) is similar to such Product; (b) has the same route of administration, dosage form and strength as such Product; (c) obtained regulatory approval under a biosimilar application submitted in accordance with the then-current rules and regulations in such country that referred to or relied on data submitted by Adagio, or any of its Affiliates or Licensees, in an NDA for the Product in such country; and (d) is sold in the same country as such Product by a Third Party that is not a Licensee of Adagio or its Affiliates and did not purchase such product in a chain of distribution that included any of Adagio or its Affiliates or Licensees.

1.26 “Blocking Adagio Patents” shall mean, in the case of termination (i) by Adimab pursuant to Section 9.2 (Termination for Material Breach) or (ii) by Adagio pursuant to Section 9.3 (Termination for Convenience): Adagio Patents that, in the absence of a license thereunder, would be infringed by the manufacture, use, sale, offer for sale or import of any CoV Antibody; provided, however, that “Blocking Adagio Patents” shall exclude any and all Patents licensed to Adagio by any Third Party.

1.27 “CDR” means the complementarity determining regions of an antibody.

1.28 “Combination Product” means a product containing a CoV Antibody in combination with one or more Other Active(s).

1.29 “Commercially Reasonable Efforts” means with respect to Adagio’s obligation under this Agreement to conduct a particular activity, a level of efforts and resources similar to those efforts and resources normally used by Adagio for a similar product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential, based on conditions then prevailing and taking into account safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the market potential and profitability of the product, and other relevant scientific, technical and commercial factors.

1.30 “Companion Diagnostic” means an in vitro diagnostic device consisting of or containing CoV Antibody(ies) that provides information for the safe and effective use of a particular therapeutic Product, where the use of such in vitro diagnostic device is stipulated in the instructions for use in the labeling of both such in vitro diagnostic device and the corresponding therapeutic Product approved by the applicable Regulatory Authority.

1.31 “Compulsory License” means, in the case of a Product in a country, a compulsory license obtained by a Third Party through the order, decree or grant of a Regulatory Authority or other governmental authority of such country, authorizing such Third Party to manufacture, use, sell, offer for sale or import such Product in such country.

1.32 “Confidential Information” has the meaning set forth in Section 6.1(a) (Confidential Information).

1.33 “Control” means, with respect to any Know-How, Patents or other intellectual property rights, possession by a Party, whether by ownership or license (other than pursuant to this Agreement) of the ability to grant a license or sublicense under such Know-How, Patents or other intellectual property rights as provided for in this Agreement without violating the terms of any written agreement with any Third Party.

1.34 “CoV” means all corona viruses, including COVID-19 and SARS.

1.35 “CoV Antibodies” means, collectively, Adimab CoV Antibodies and Adagio Derived Antibodies.

1.36 “CoV Antibody Patents” means those Patents that Cover Adimab CoV Antibodies, including those Patents set forth on Exhibit B hereto. CoV Antibody Patents exclude: (a) Adimab Platform Patents; and (b) those Patents that Cover Adagio Derived Antibodies (except to the extent any claim of any such Patent claims priority to any of the Patents set forth on Exhibit B hereto).

1.37 “Cover” or “Covering” or the like, means, with respect to a particular CoV Antibody or Product and a particular Patent, that the manufacture, use, sale, offer for sale or import of such CoV Antibody or Product would, but for ownership of, or a license under, such Patent, infringe a Valid Claim of such Patent in the applicable country on the date that the relevant event or activity occurs.

1.38 “Disclosing Party” has the meaning set forth in Section 6.2 (Exclusions from Nondisclosure Obligation).

1.39 “Dispute” has the meaning set forth in Section 10.4(a) (Initial Dispute Resolution).

1.40 “Effective Date” has the meaning set forth in the recitals.

1.41 “EMA” means the European Medicines Agency or any successor agency thereto in the European Union having substantially the same function.

1.42 “Excluded Technology” means Third Party technology (and the Patents that Cover and the Know-How that embodies such Third Party technology) related to:

(a) product formulation;

(b) manufacturing, purification, or production;

(c) the Sequence of, or any modification to, an CoV Antibody (including Third Party Patents relating to pegylation or other chemical modification);

(d) technology used in activities performed by or on behalf of Adagio or its Licensees, including assays, in vivo testing, and modifications to CoV Antibodies;

(e) CoV (including any antigen representation thereof), or any mechanism of action via interaction with CoV, or antibodies based on their interaction with CoV, or their having been tested for their activity against CoV in a biological assay, or other methods of using antibodies;

(f) the use of Adagio Materials; or

(g) if other than an IgG, the construct of any Product.

1.43 “FDA” means the United States Food and Drug Administration or any successor agency thereto in the U.S. having substantially the same function.

1.44 “Field” means all indications and uses; provided, however, that if Adagio proposes to commercialize any Product as a diagnostic (other than as a Companion Diagnostic) or as a research reagent, the Parties will first negotiate commercially reasonable financial terms for such field of use. For clarity: (a) no further negotiation will be required for the development, manufacture, or commercialization of any Companion Diagnostic; (b) Adagio shall pay royalties with respect to Net Sales of Companion Diagnostics in accordance with Section 4.2 of this Agreement; (c) no Milestone Payments shall be payable with respect to any Companion Diagnostic; and (d) no other or additional financial terms will apply to the development, manufacture, or commercialization of any Companion Diagnostic.

1.45 “First Commercial Sale” means, with respect to a Product in any country, the first sale, transfer or disposition for value or for end use or consumption of such Product in such country after Marketing Approval (and, if legally required, pricing approval) for such Product has been received in such country.

1.46 “First Product” has the meaning set forth in Section 4.1(a) (Milestone Events).

1.47 “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, pandemic, terrorism, civil commotion, labor strike or lock-out; epidemic; failure or default of public utilities or common carriers; and destruction of facilities or materials by fire, earthquake, storm or like catastrophe.

1.48 “FTE” means the equivalent of a full-time employee’s working days over a [***] period (taking account of normal vacations, sick days and holidays not being considered working days), which equates to a total of [***] hours per [***] period of work performed by a fully qualified Adimab employee or consultant. Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g. time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. To provide an FTE over a given period that is less than a year means to provide the proportionate share (corresponding to the proportion that such period bears to a full year) during such period of a full year’s FTE.

1.49 “FTE Rate” means [***] per FTE.

1.50 “Fully-Paid Product” has the meaning set forth in Section 9.5(b)(i) (Termination But For Fully-Paid Products).

1.51 “IND” means: (a) in the United States, an Investigational New Drug application (as more fully described in 21 CFR Part 312, or its successor regulation), filed with the FDA, or any successor application to the foregoing; or (b) in any other country or group of countries, the equivalent application or filing filed with the governing Regulatory Authority in such country or group of countries necessary to commence human clinical trials in such jurisdiction.

1.52 “Indemnified Party” has the meaning set forth in Section 8.3 (Indemnification Procedures).

1.53 “Indemnify” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.54 “Indemnifying Party” has the meaning set forth in Section 8.3 (Indemnification Procedures).

1.55 “Indemnitees” has the meaning set forth in Section 8.3 (Indemnification Procedures).

1.56 “Initial CoV Antibody” has the meaning set forth in Section 1.11(a) (Adimab CoV Antibody).

1.57 “Know-How” means all proprietary technical information and know-how in any tangible or intangible form, including (a) inventions, discoveries, trade secrets, data, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and any other technology, including the applicability of any of the foregoing to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and (b) all data, instructions, processes, formulae, strategies, and expertise, whether biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, analytical, or otherwise and whether related to safety, quality control, manufacturing or other disciplines; that, in each case ((a) and (b)), are not in the public domain. Notwithstanding the foregoing, Know-How excludes Patent claims.

1.58 “License” has the meaning set forth in Section 3.1(b) (License).

1.59 “Licensee” means a Third Party to whom Adagio or its Affiliate has granted, directly or indirectly through one or more tiers of sublicense, a license, sublicense or other right to develop, manufacture, or commercialize any CoV Antibody or Product; but specifically excluding any Third Party contract service provider. For clarity, licensees of CoV Antibody Patents and sublicensees of the License shall be Licensees.

1.60 “Licensee Agreement” has the meaning set forth in Section 3.2 (Licensees and Sublicensees).

1.61 “Losses” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.62 “Major European Market” means any of [***].

1.63 “Major Market” means any of the [***].

1.64 “Marketing Approval” means, within any given country, approval to market and sell a Product legally as a drug or biologic, including approval of an NDA. Pricing approval need not be obtained in order for Marketing Approval to be achieved.

1.65 “Milestone Event” has the meaning set forth in Section 4.1(a) (Milestone Events).

1.66 “Milestone Payment” has the meaning set forth in Section 4.1(a) (Milestone Events).

1.67 “NDA” means: (a) in the United States, as applicable, a New Drug Application (as more fully described in 21 CFR Part 314.50, et seq., or its successor regulation) or a Biologics License Application (as more fully described in 21 CFR Part 601, et seq., or its successor regulation), filed with the FDA, or any successor application to either of the foregoing; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or group of countries.

1.68 “Net Sales” means the gross amounts invoiced for sales or other dispositions of Products (including Companion Diagnostics) by or on behalf of Adagio, its Affiliates and Licensees (each, a “Selling Party”) to Third Parties (other than a Selling Party), less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party (if not previously deducted in calculating the amount invoiced), all in compliance with applicable accounting standards, consistently applied by the Selling Party:

(a) trade, cash and quantity discounts actually allowed with respect to such sales;

(b) compulsory or negotiated cash payments and rebates to governmental authorities (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs, including pay-for-performance agreements and risk sharing agreements, in each case with respect to Product;

(c) rebates, chargebacks, administrative fees, and discounts to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or equivalent thereof), specialty pharmacy providers, purchasers, reimbursers, or trade customers, in each case with respect to Product;

(d) reasonable fees paid to wholesalers, distributors, selling agents (excluding sales representatives of the Selling Party), group purchasing organizations, Third Party payors, and managed care entities, in each case with respect to Product;

(e) retroactive price reductions, credits or allowances actually granted upon claims, rejections or returns of Product, including for recalls or damaged or expired goods, billing errors and reserves for returns, in each case with respect to Product;

(f) excise taxes, use taxes, tariffs, sales taxes and customs duties or other government charges or fees imposed on the sale of Product (including VAT, but only to the extent that such VAT taxes are not reimbursable or refundable), specifically excluding, for clarity, any income taxes assessed against the income arising from such sale;

(g) outbound freight, shipment, insurance and other distribution costs to the extent included in the invoiced price and separately itemized on the invoice, in each case with respect to Product; and

(h) amounts actually written off as bad debt or otherwise uncollectible with respect to Product; provided, however, if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are collected.

For clarity, sale of a Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,”; provided, however, that the first sale thereafter by a Selling Party to a Third Party (other than a Selling Party) shall be included in the computation of Net Sales. If a Selling Party sells or disposes of a Product to a Third Party (other than a Selling Party) in a country in a transaction that is not an arm’s-length sale (defined below), the gross amount invoiced for such Product for purposes of calculating Net Sales for such transaction shall be deemed to equal the weighted (by sales volume) average sale price of such Product in such country to arm’s-length purchasers during the calendar quarter in which such sale or disposition occurs. For purposes of the foregoing, an “arm’s-length sale” is a sale of Product solely for cash consideration to a Third Party that is unaffiliated with the Selling Party.

Further, transfers or dispositions of Products as free promotional samples in commercially reasonable amounts, consistent with prevailing pharmaceutical industry standards, or in any patient assistance, test marketing program, named-patient program or compassionate use program (so long as such Products are provided without charge or at or below the Selling Party’s cost), donated to non-profit institutions or government agencies, or used in research, development or regulatory activities, including, without limitation, clinical trials, shall be disregarded in determining Net Sales.

On a country-by-country basis, if a Product under this Agreement is sold in the form of a Combination Product in a country, Net Sales for the purpose of determining royalties due hereunder shall be calculated as follows:

(i) Where both Product containing the applicable CoV Antibody as its sole active therapeutic ingredient (“Single-Agent Product”) and all Other Active(s) in such Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country (as determined without the application of this paragraph) by the fraction A/(A+B), where A is the weighted average sale price (by sales volume) of Single-Agent Product in such country, and B is the weighted average sale price (by sales volume) of the Other Active(s) in the Combination Product when sold separately, in each case in the same dosage and dosage form and in the same country as the Combination Product during the applicable reporting period.

(ii) If Single-Agent Product is sold in such country, but none of the Other Active(s) is sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country (as determined without the application of this paragraph) by the fraction A/C, where A is the weighted average sale price (by sales volume) of such Single-Agent Product in such country, and C is the weighted average sale price (by sales volume) of the Combination Product in such country.

(iii) If Single-Agent Product is not sold in such country, but the Other Active(s) are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country (as determined without the application of this paragraph) by the fraction (C-D)/C, where C is the weighted average sale price (by sales volume) of the Combination Product in such country, and D is the sum of the weighted average sale price (by sales volume) of the Other Active(s) in the Combination Product when sold separately in such country.

(iv) If neither Single-Agent Product nor the Other Active(s) are sold separately in such country, Net Sales for the purpose of determining royalties due hereunder for the Combination Product shall be determined by mutual agreement of the Parties in good faith based on the relative value contributions of the CoV Antibody and the Other Active(s), such agreement not to be unreasonably withheld. If the Parties are unable to reach mutual agreement as to the relative value contributions of the CoV Antibody and the Other Active(s), such relative value contributions shall be determined [***].

1.69 “Other Active” means any active therapeutic ingredient other than a CoV Antibody.

1.70 “Other Adagio Patents” means all Adagio Patents (other than Blocking Adagio Patents) that claim inventions actually practiced by or on behalf of Adagio in the manufacture, use, sale, offer for sale or import of any CoV Antibody prior to termination of this Agreement.

1.71 “Party” means Adimab or Adagio.

1.72 “Patent” means any patent application or patent anywhere in the world, including all of the following categories of patents and patent applications, and their foreign equivalents: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents; and any rights associated with extended patent terms, including Patent Term Adjustment (PTA), Patent Term Extension (PTE), Supplementary Protection Certificates (SPC); and other similar rights.

1.73 “Phase I Trial” means a human clinical trial conducted in any country that would satisfy the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or any amended or successor regulations).

1.74 “Phase II Trial” means a human clinical trial conducted in any country that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations).

1.75 “Phase III Trial” means a human clinical trial conducted in any country that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations).

1.76 “PMDA” shall mean the Japanese Pharmaceuticals and Medical Devices Agency or any successor agency thereto in Japan having substantially the same function.

1.77 “Product” means any pharmaceutical product (whether or not such product has received Marketing Approval) that comprises or contains one or more CoV Antibodies (whether or not as the sole active ingredient(s)), including, without limitation, any Companion Diagnostic.

1.78 “Receiving Party” has the meaning set forth in Section 6.2 (Exclusions from Nondisclosure Obligation).

1.79 “Regulatory Authority” shall mean any national, supranational or other regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction, including the FDA in the U.S., the EMA in the European Union, and the PMDA in Japan.

1.80 “Royalty Payment” has the meaning set forth in Section 4.2(a) (Royalty Payments).

1.81 “Royalty Term” means, on a Product-by-Product and country-by-country basis, the term beginning on First Commercial Sale of a Product in a country and ending at the later of (a) twelve (12) years after the First Commercial Sale of such Product in such country and (b) the expiration of the last Valid Claim of an CoV Antibody Patent listed on Exhibit B hereto (or a Patent claiming priority to an CoV Antibody Patent listed on Exhibit B hereto) Covering such Product in such country.

1.82 “Rules” has the meaning set forth in Section 10.4(b)(i) (Arbitration).

1.83 “Sale Transaction” has the meaning set forth in Section 10.7 (Assignment).

1.84 “Second Product” has the meaning set forth in Section 4.1(a) (Milestone Events).

1.85 “Selling Party” has the meaning provided in Section 1.68 (Net Sales).

1.86 “Sequence” means, with respect to any Antibody, the amino acid sequence of such Antibody and the corresponding nucleic acid sequences encoding such Antibody.

1.87 “Single-Agent Product” has the meaning set forth in Section 1.76 (Net Sales).

1.88 “Term” shall have the meaning set forth in Section 9.1 (Term).

1.89 “Third Party” means an entity other than a Party or a Party’s Affiliates.

1.90 “Third Party Acquirer” has the meaning set forth in Section 10.7 (Assignment).

1.91 “Third-Party Claims” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.92 “Third Party Patent License” means a license under a Patent of a Third Party that Adagio determines in good faith is reasonably required for the manufacture, use, sale, offer for sale or import of a CoV Antibody or Product in order to avoid potential Third Party claims of patent infringement based on the way in which Adimab discovered an Adimab CoV Antibody using Adimab Platform Technology. For clarity, Third Party Patent Licenses explicitly excludes (a) licenses to any Patent other than a Patent Covering the way in which an Adimab CoV Antibody was discovered using Adimab Platform Technology and (b) licenses to Excluded Technology.

1.93 “Unrestricted CoV Antibody” means any CoV-specific antibody that is not an CoV Antibody.

1.94 “Valid Claim” means a claim of a Patent, which claim (a) is issued and unexpired and has not been found to be unpatentable, invalid or unenforceable by a court or other authority having jurisdiction, from which decision no appeal is taken, will be taken or can be taken; or (b) is pending and has not been finally abandoned or finally rejected and has been pending for no more than [***].

1.95 “Work Plan” has the meaning set forth in Section 2.2 (Work Plans).

1.96 References in the body of this Agreement to “Sections” or “Articles” refer to the sections or articles of this Agreement. The terms “include,” “includes,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion) and the term “or” has the inclusive meaning represented by the phrase “and/or” (regardless of whether it is actually written and drawing no implication from the actual use of the phrase “and/or” in some instances but not in others).

ARTICLE 2

WORK PLANS AND COORDINATION.

2.1 Coordination.

(a) Alliance Managers. Each Party shall designate in writing within [***]after the Effective Date an “Alliance Manager” to be the primary contact for such Party. A Party may replace its Alliance Manager at any time upon written notice to the other Party. The Alliance Managers shall be responsible for managing communications between the Parties with respect to this Agreement.

(b) Campaign Manager. For the period of time beginning on the Effective Date and [***] for any reason, [***] shall not perform, or supervise the performance of, research relating to antibodies targeting CoV using Adimab Platform Technology for Adimab (whether for itself or on behalf of any Third Party) other than for Adagio.

2.2 Work Plans and Budgets.

(a) Work Plans. Adimab and Adagio shall agree on [***] written work plans setting forth the expected timeline, budget and relevant deliverables in connection with certain activities under this Agreement (each, a “Work Plan”), and each Party shall perform its obligations under such Work Plans in accordance therewith. As of the Effective Date, the Parties have agreed upon the initial Work Plan attached hereto as Exhibit C. For clarity, such Work Plans may cover affinity maturation or other optimization of CoV Antibodies, production of Adimab Materials, including CoV Antibodies, for use by Adagio, and support services such as IP support or program management.

(b) Work Plan Budgets. Adagio shall compensate Adimab on a calendar quarterly basis for Adimab’s performance of its obligations under, and in accordance with, each Work Plan, in an amount determined by multiplying the actual FTEs expended by Adimab in the performance of such obligations during such calendar quarter by the FTE Rate. If Adimab anticipates an overage of more than [***] of the FTEs estimated for a given Work Plan, then Adimab shall cease work on such Work Plan until receiving instruction from Adagio to either (i) permanently cease work on such Work Plan, (ii) decrease the amount of work based on a mutually agreed revised Work Plan, or (iii) proceed as planned notwithstanding the overage.

(c) Invoices. Within [***] after the end of each calendar quarter, Adimab will provide a written invoice to Adagio setting forth in reasonable detail the FTEs incurred in furtherance of activities under each then-current Work Plan. Such quarterly invoices will be accompanied by available supporting documentation, receipts or related documents to the extent reasonable to verify such incurred or committed FTEs for that calendar quarter. Within [***] after its receipt of such quarterly invoice, Adagio shall pay any amounts set forth in such quarterly invoice. The audit rights set forth in Section 4.7 (Records; Audit) shall apply to any payment made pursuant to this Section 2.2(c) (Invoices).

2.3 Reports. Adagio shall provide [***] written reports to Adimab summarizing the research and development activities conducted by or on behalf of Adagio with respect to CoV Antibodies during the preceding [***] period; provided, however, that Adagio shall not be required to submit such reports so long as an Adimab designee is on the Adagio Board of Directors or an Adimab employee is also a member of the management team of Adagio. For the avoidance of doubt, in no event shall Adagio have any obligation to disclose to Adimab the Sequence of any Adagio Derived Antibody.

2.4 Adimab Materials.

(a) Access to Adimab Materials Within Adagio. Adagio may allow access to Adimab Materials, other Confidential Information of Adimab, and CoV Antibodies to those employees, officers and consultants of Adagio who require such access in order to enable Adagio to conduct activities with respect to the CoV Antibodies; provided, however, that: (i) each such employee, officer or consultant is bound by obligations of confidentiality and non-use regarding Confidential Information of Adimab, ownership, use and disposition of CoV Antibodies, including Adimab Materials, that, in each case, are no less protective of Adimab than the terms of this Agreement; and (ii) Adagio shall at all times be fully responsible for its employees’, officers’ and consultants’ compliance with this Agreement.

(b) Third Party Access to Adimab Materials. Adagio may engage Third Party contractors to perform activities on behalf of Adagio; provided, however, that: (i) none of Adimab’s rights hereunder are diminished or otherwise adversely affected as a result of such contracting; (ii) each such contractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of Adimab, ownership, disposition, and use of CoV Antibodies, including Adimab Materials, that, in each case, are no less protective of Adimab than the terms of this Agreement; (iii) prior to initiating performance of any such activities on behalf of Adagio, each such contractor has signed a binding agreement or instrument assigning, and agreeing to assign, to Adagio all data and other work product relating to Adimab Materials and CoV Antibodies generated by such contractor; (other than any intellectual property rights contained therein that are solely related to improvements to any such subcontractor’s background technology); and (iv) Adagio shall at all times be fully responsible for each such contractor’s compliance with this Agreement.

(c) Limits on Use of Adimab Materials. Adagio understands and agrees that Adimab Materials may have unpredictable and unknown chemical properties, that they are to be used with caution, and that, except as expressly permitted by Article 3 (License and Assignment; Development & Commercialization), they are not to be used for testing in or treatment of humans. At no time shall the physical Adimab Materials delivered by Adimab to Adagio be used in humans for any purpose. Adagio shall use Adimab Materials in compliance with all applicable laws and regulations.

2.5 Adimab Retained Rights.

(a) Adimab Platform Technology. Adimab will at all times retain the exclusive and absolute right to practice and license the Adimab Platform Technology and the Adimab Platform Patents for any and all purposes; provided, however, that Adimab shall not deliver Adimab CoV Antibodies to any Third Party. For clarity, Adimab may use the Adimab Platform Technology to discover, optimize, develop, manufacture, and commercialize Unrestricted CoV Antibodies on behalf of itself or Third Parties, without limitation. Except as set forth in this Section 2.5(a) (Adimab Platform Technology), nothing herein shall prevent Adimab from licensing or transferring some or all of the Adimab Platform Technology to a Third Party (including technical support in connection therewith) nor shall anything herein require Adimab to in any way limit the use of the Adimab Platform Technology by Adimab or a Third Party for purposes of generating antibodies against CoV.

(b) Antibodies within Libraries. Notwithstanding anything to the contrary in this Agreement, nothing herein shall require Adimab to physically remove from its antibody libraries any CoV Antibody that is included in any antibody library it has generated or will generate. Adagio acknowledges that Adimab has transferred antibody libraries to numerous partners and may transfer additional antibody libraries to partners in the future, and that although statistically unlikely, it is theoretically possible that such antibody libraries contain antibodies with the same Sequence as an CoV Antibody. Adimab hereby reserves the right for Adimab to license or transfer any antibody library to Third Parties (including the transfer of physical possession of such antibody libraries, which may contain samples of an CoV Antibody included therein, to a Third Party as part of the transfer of libraries).

(c) Clarifications. For clarity, subject to Section 2.5(a) (Adimab Platform Technology), nothing contained in this Agreement shall be construed to prohibit or restrict Adimab from:

(i) using the Adimab Platform Technology to discover, optimize, develop, manufacture, and commercialize Unrestricted CoV Antibodies on behalf of itself or Third Parties;

(ii) licensing or transferring any Unrestricted CoV Antibody (including the transfer of physical possession of samples of any Unrestricted CoV Antibody) to any Third Party;

(iii) using or generating libraries which may include CoV Antibodies, subject to Adimab’s compliance with Section 2.6(a) (Adimab Negative Covenants); or

(iv) licensing or transferring antibody libraries to any Third Party (including samples of any CoV Antibody contained in such libraries, but solely as contained in such libraries), subject to Adimab’s compliance with Section 2.6(a) (Adimab Negative Covenants).

2.6 Certain Negative Covenants. The following covenants are in addition to any express covenants of the parties contained elsewhere in this Agreement.

(a) Adimab Negative Covenants. Adimab and its Affiliates shall not grant to any Third Party any license, option or other right under or with respect to any CoV Antibody Patent and shall not deliver any isolated Adimab CoV Antibody to any Third Party. Adimab further covenants that if any Third Party to which Adimab or its Affiliate has transferred any antibody library that includes any Adimab CoV Antibody requests, or inquires as to the availability of, any license, option or other rights to any Adimab CoV Antibody, or requests the nucleic acid sequence or amino acid sequence of any Adimab CoV Antibody, or requests additional physical material of any Adimab CoV Antibody, Adimab or its Affiliate shall:

(i) inform such Third Party that rights to such Adimab CoV Antibody are not available and that Adimab’s contractual obligations to another Adimab partner prohibit it from providing the sequence information for, or any additional physical material of, such Adimab CoV Antibody;

(ii) not disclose to such Third Party the Sequence information (to the extent that such sequence has not been published) for such Adimab CoV Antibody (it being understood that such Third Party may determine the Sequence of such Adimab CoV Antibody on its own initiative, and the same shall not constitute a breach of this Agreement by Adimab); and

(iii) not deliver any additional physical material of such Adimab CoV Antibodies to a Third Party.

ARTICLE 3

LICENSE AND ASSIGNMENT; DEVELOPMENT & COMMERCIALIZATION

3.1 Development and Commercialization License and Assignment.

(a) Assignment. Subject to the terms and conditions of this Agreement, effective on the Effective Date, Adimab hereby assigns to Adagio all right, title and interest in and to all CoV Antibodies and all Adimab CoV Assets (the “Assignment”).

(b) License. Subject to the terms and conditions of this Agreement, effective on the Effective Date, Adimab hereby grants to Adagio a non-exclusive, worldwide license, including the right to sublicense through multiple tiers of sublicense in accordance with Section 3.2 (Licensees and Sublicensees), under the Adimab Platform Patents and Adimab Platform Technology, to research, develop, have developed, make, have made, use, sell, have sold, offer for sale, import and export CoV Antibodies and Products in the Field (the “License”) during the Term. For the avoidance of doubt, the License specifically excludes the right to use the Adimab Platform Technology to discover or optimize antibodies.

3.2 Licensees and Sublicensees. Adagio shall have the right to grant licenses or sublicenses, through multiple tiers of sublicense, under the License and/or the CoV Antibody Patents, in each case solely with respect to any CoV Antibody or Product. Any license or sublicense (or option to license or sublicense) of any CoV Antibody or Product granted to any Licensee, and any direct or indirect license or sublicense (or option to license or sublicense) under the License and/or the CoV Antibody Patents granted to any Licensee, shall be made solely pursuant to a written agreement (a “Licensee Agreement”) that is consistent with all relevant terms and conditions of this Agreement and that includes the applicable Licensee’s express agreement to comply with all applicable terms of this Agreement, including, for clarity, Section 9.4 (Commitments Regarding CoV Antibodies). Adagio shall remain responsible for all payments and other performance obligations due under this Agreement, notwithstanding any license or sublicense that it may grant.

3.3 Additional Covenants. The provisions of Section 2.6(a) (Adimab Negative Covenants) shall apply, mutatis mutandis. Adagio covenants not to practice, and not to permit or cause any of its Affiliates or any Licensee or other Third Party to practice: (a) any Adimab Platform Patents or Adimab Platform Technology for any purpose outside the express scope of the License; or (b) the CoV Antibody Patents, and Adagio Patents that Cover Adagio Derived Antibodies (and solely with respect to the claims of such Adagio Patents that Cover Adagio Derived Antibodies), for the purpose of researching, developing, manufacturing or commercializing CoV-specific antibodies that are not CoV Antibodies.

3.4 Acknowledgment Regarding Adagio Derived Antibodies. Adagio hereby acknowledges and agrees that, regardless of whether or not any of the manufacture, use, sale, offer for sale and import of an Adagio Derived Antibody is Covered by, or would require the practice of, or a license under, any Adimab Platform Technology, Adimab Platform Patents or CoV Antibody Patents, all Adagio Derived Antibodies, and all Products comprising or containing any Adagio Derived Antibody, developed or commercialized by or on behalf of Adagio or any of its

Affiliates or Licensees, whether during or after the Term, and whether or not any such Adagio Derived Antibody is a CoV Antibody, are milestone- and royalty-bearing to Adimab in accordance with Article 4 of this Agreement; provided, however, that the foregoing shall not be construed as granting to Adagio any license or other right under any Adimab Platform Technology, Adimab Platform Patents or CoV Antibody Patents, or any other Patents or Know-How Controlled by Adimab, to develop or commercialize any CoV-specific antibody other than as expressly permitted by this Agreement.

3.5 Diligence. Adagio (directly or through its Affiliates or Licensees) shall use Commercially Reasonable Efforts: (a) to file an IND for at least one Product in the Field [***]; (b) to conduct or have conducted such preclinical and clinical development activities as are necessary to support the filing of an NDA for at least one Product in the Field [***]; (c) to file an NDA, and obtain Marketing Approval, for at least one Product in the Field [***]; and (d) following receipt of Marketing Approval (and, if required, pricing approval) for a Product in the Field in any country or other regulatory jurisdiction, to market and sell such Product in the Field in such country or other jurisdiction.

3.6 Regulatory. Adagio (itself or with or through its Affiliates or Licensees) shall be solely responsible for preparing and submitting all INDs, NDAs and other regulatory filings for CoV Antibodies and Products in the Field (collectively, “Adagio Regulatory Filings”), and for obtaining and maintaining all Marketing Approvals for Products in the Field (“Adagio Approvals”), at Adagio’s sole expense. All Adagio Regulatory Filings and Adagio Approvals shall be submitted in the name of, and owned by, Adagio (or its Affiliate or Licensee, as applicable).

3.7 Disclosure Regarding Adagio Efforts. (a) Prior to initiation of the first Phase I Trial of a Product, Adagio shall provide semi-annual written reports to Adimab in [***] summarizing the pre-clinical Product development efforts of Adagio and its Affiliates and Licensees during the preceding [***] and of its intended Product development efforts for the following [***]; and (b) after initiation of the first Phase I Trial of a Product, Adagio shall provide annual written reports to Adimab in [***] summarizing the pre-clinical and clinical Product development, registration and commercialization efforts of Adagio and its Affiliates and Licensees in the Major Markets during the preceding [***] and of its intended Product development, registration and commercialization efforts for the following [***].

ARTICLE 4

FINANCIAL TERMS.

4.1 Milestone Payments.

(a) Milestone Events. Subject to Section 4.1(b) (Maximum Milestone Payments) and Section 4.2(c) (Catch-Up Payments), Adagio shall report in writing to Adimab the first achievement of each event set forth in the table below (each, a “Milestone Event”) by (i) the first Product (excluding any Companion Diagnostic) to achieve such Milestone Event (“First Product”) and (ii) the first Product (excluding any Companion Diagnostic) containing or incorporating a CoV Antibody other than the CoV Antibody contained or incorporated in the First

Product (“Second Product”), and, in each case, pay the corresponding milestone payment set forth in the table below (each, a “Milestone Payment”) to Adimab, each within [***] after the first achievement of the corresponding Milestone Event by such Product:

Milestone Event	Milestone Payment
	First Product	Second Product
[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

(b) Maximum Milestone Payments. For clarity, the maximum aggregate amount of Milestone Payments payable under this Section 4.1 (Milestone Payments) for any and all Products is [***].

(c) Catch-Up Payments. If a later-stage clinical Milestone Event is achieved for any Product without one or more earlier-stage clinical Milestone Events having been achieved for that Product, then Adagio shall pay the Milestone Payment(s) for such previous clinical Milestone Event(s) along with the payment for the most recently achieved clinical-stage Milestone Event. If a Milestone Event related to filing of an NDA for any Product is achieved without one or more of the clinical Milestone Events being achieved for that Product, then Adagio shall pay the Milestone Payment(s) for such previous clinical Milestone Event(s) along with the payment for the first Milestone Event related to filing of an NDA for such Product.

4.2 Royalties.

(a) Royalty Payments. Subject to the remainder of Section 4.2 (Royalties), Adagio shall pay Adimab, on a Product-by-Product and country-by-country basis, a royalty of [***] of Net Sales of a Product in a country during the applicable Royalty Term for such Product in such country (“Royalty Payments”). On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term with respect to a Product in a country, the License with respect to such Product in such country shall become royalty-free, fully-paid, irrevocable and perpetual.

(b) Adjustment for Third Party IP. If Adagio enters into any Third Party Patent License, then [***] of the royalties actually paid to the Third Party under such Third Party Patent License with respect to sales of any given Product in any given calendar quarter in any given country may be offset against the Royalty Payment, if any, that would otherwise have been payable to Adimab with respect to Net Sales of such Product in such calendar quarter in such country; provided, however, that in no event shall the royalty owed to Adimab be reduced by more than [***] of the payment which would otherwise be due hereunder by reason of any and all such offsets in the aggregate. It is understood, agreed and acknowledged that Adimab’s allowing Adagio to claim the credit of this Section 4.2(b) (Adjustments for Third Party IP) as to any particular Third Party Patent License: (i) does not mean Adimab believes that the licensed Patents of the Third Party were infringed by or Cover any aspect of the discovery or optimization work by

Adimab; and (ii) is not, will not be, and shall not be under any circumstances construed as an admission of any kind. Adimab may have many reasons not to challenge any given assertion of the credit of this Section 4.2(b) (Adjustment for Third Party IP) by Adagio, including: (1) maintaining good relations with a counterparty; (2) an assessment that the costs of the credit are outweighed by the benefits of Adagio having a license in place that makes it feel comfortable to proceed with the Product (resulting in a greater likelihood of milestones and royalties being paid to Adimab); (3) resource limitations that make it impracticable to challenge Adagio’s assertion of such credit even though Adimab may disagree whether this is proper; and (4) other reasons other than thinking that the relevant Patents Cover or were infringed by any aspect of the discovery or optimization work.

(c) Biosimilar Competition. On a Product-by-Product and country-by-country basis, if, during the Royalty Term for a Product in a country, sales of Biosimilars of such Product account for [***] of aggregate unit sales of such Product and such Biosimilars in such country in a calendar quarter, as determined by reference to applicable sales data obtained from a reputable independent source (e.g., IMS Health), then for the remainder of the Royalty Term for such Product in such country, the royalties that would otherwise be payable by Adagio under Section 4.2(a) (Royalty Payments) (as adjusted pursuant to Section 4.2(b) (Adjustment for Third Party IP), to the extent applicable), with respect to Net Sales of such Product in such country shall be [***].

(d) Compulsory Licensing. If a Compulsory License is granted to a Third Party with respect to a Product in a country, and the royalty rate payable by such Third Party to Adagio or its Affiliate or Licensee for such Compulsory License does not equal or exceed the royalty rate provided by Section 4.2(a) (Royalty Payments) (as adjusted pursuant to Section 4.2(b) (Adjustment for Third Party IP) and 4.3(c) (Biosimilar Competition), to the extent applicable), then in lieu of Royalty Payments with respect to such Third Party’s Net Sales of such Product in such country, Adagio shall pay to Adimab [***] of the royalties paid by such Third Party to Adagio or its Affiliate or Licensee with respect to such Third Party’s sales of such Product in such country for the period during which such Compulsory License is in effect, but only with respect to sales or other dispositions of that Product in that country by that Third Party compulsory licensee.

(e) Royalty Floor. Except as expressly set forth in Section 4.2(d) (Compulsory Licensing), in no event shall the effective royalty rate applicable to Net Sales of a Product in a country in a given calendar quarter for purposes of Royalty Payments hereunder be reduced, by reason of any and all applicable adjustments in the aggregate, to less than [***] of Net Sales of such Product in such country.

(f) Know-How Royalty. For clarity, the Patent licenses granted to Adagio under this Agreement are non-royalty-bearing and the Parties have negotiated Royalty Payments based on the value of the Know-How (primarily in the form of trade secrets) used in the generation of CoV Antibodies assigned to Adagio hereunder.

4.3 Quarterly Payment Timing. All Royalty Payments due under Section 4.2 (Royalties) shall be paid quarterly within [***] after the end of the relevant calendar quarter for which royalties are due.

4.4 Royalty Payment Reports. With respect to each calendar quarter, within [***] after the end of the calendar quarter, Adagio shall provide to Adimab a written report stating the number and description of all Products sold during the relevant calendar quarter; the gross sales associated with such sales; and the calculation of Net Sales on such sales, including the amount of any deduction provided for in the definition of Net Sales. The report shall provide all such information on a country-by-country and Product-by-Product basis.

4.5 Payment Method. All payments due under this Agreement to Adimab shall be made by bank wire transfer in immediately available funds to an account designated by Adimab. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “dollars” shall refer to United States dollars (i.e., the legal currency of the United States).

4.6 Taxes. Adimab will pay any and all taxes levied on account of any payments made to it under this Agreement. The parties shall reasonably cooperate in good faith to achieve legally-available tax efficiencies related to payments under this Agreement. To the extent that Adagio is required to deduct and withhold taxes on any payment to Adimab, Adagio shall deduct and withhold such taxes and pay the amounts of such taxes to the proper government authority in a timely manner and promptly submit to Adimab an official tax certificate or other evidence of such withholding sufficient to enable Adimab to claim such payment of taxes. Adagio shall provide Adimab with reasonable assistance in order to allow Adimab to recover, as permitted by applicable law, withholding taxes, value added taxes or similar obligations resulting from payments made hereunder or to obtain the benefit of any present or future treaty against double taxation which may apply to such payments. Adimab shall provide Adagio with any tax forms that may be reasonably necessary in order for Adagio not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral tax income treaty. Adimab shall use reasonable efforts to provide any such tax forms to Adagio at least [***] prior to the due date identified by Adagio for any payment for which Adimab desires that Adagio apply a reduced withholding rate. Adagio shall make all payments due hereunder from the United States.

4.7 Records; Audit.

(a) Records. Each Party shall keep (and shall cause its Affiliates and, in the case of Adagio, its Licensees to keep) complete and accurate records of all transactions and other business activities under this Agreement in sufficient detail to confirm the accuracy of all reports furnished by a Party to the other Party under this Agreement and all payments by a Party to the other Party under this Agreement for at least [***] following the end of the calendar year to which they pertain.

(b) Audit Rights. During the Term and for [***] after the final payment has been made under this Agreement, each Party shall have the right, once annually, to cause an independent, certified public accountant of international standing and reasonably acceptable to the other Party to audit such records solely to confirm the accuracy and completeness of all such reports and all such payments described in Section 4.7(a) (Records). No calendar year shall be subject to audit under this section more than once. Such audits may be exercised during normal business hours upon at least [***] prior written notice to the audited Party in the location where the records are maintained. The auditor will execute a reasonable written confidentiality agreement with the audited Party and will disclose to the auditing Party only such information as is reasonably necessary to provide the auditing Party with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to the audited Party at the same time it is sent to the auditing Party. The report sent to both Parties will include the methodology and calculations used to determine the results. If the audit reveals that either Party has underpaid any amounts payable to the other Party, then such first Party will be entitled to recover any amounts plus interest in accordance with Section 4.10 (Late Payments). The fees charged by such accountant will be paid by the auditing Party, provided that if the audit reveals a net underpayment of monies owed by the audited Party of more than [***] for the period audited, then the audited Party shall, in addition, pay the reasonable fees and expenses of such audit. If such audit discloses an overpayment by Adagio, then Adagio shall have the right to deduct the amount of such overpayment from any amount owed to Adimab under this Agreement.

4.8 Foreign Exchange. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the rate of exchange for such currency used throughout Adagio’s accounting system for financial reporting purposes for the calendar quarter for which payment is due. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, Adagio shall provide to Adimab a copy of the exchange rates used in such calculation.

4.9 Non-refundable, non-creditable payments. Each payment that is required under this Agreement is non-refundable and non-creditable except to the extent set forth in Section 4.2(b) (Adjustment for Third Party IP).

4.10 Late Payments. Any amount owed by Adagio to Adimab under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the rate of [***] as quoted in the [***] (or if it no longer exists, a similarly authoritative source) calculated on a daily basis, or, if lower, the highest rate permitted under applicable law.

ARTICLE 5

INTELLECTUAL PROPERTY.

5.1 Ownership and Inventorship.

(a) Adimab Platform Patents. Adimab shall at all times remain the sole and exclusive owner of the Adimab Platform Patents.

(b) CoV Antibody Patents. Adagio shall be the sole and exclusive owner of all CoV Antibody Patents.

(c) Other Patents. Except as expressly set forth in Section 5.1(b) (CoV Antibody Patents) and Section 9.5(b)(ii) (Assignment of CoV Antibody Patents), nothing in this Agreement shall alter the ownership of the Parties’ Patents.

(d) Inventorship. For purposes of this Agreement, inventorship of any invention, whether or not patentable, shall be determined in accordance with United States patent law.

5.2 Assignment. Each Party shall promptly execute and deliver, or require its employees or contractors to execute and deliver, all documents and instruments necessary or reasonably requested by the other Party to effectuate, evidence, record and perfect the Assignment and the ownership of CoV Antibody Patents set forth in Section 5.1(b) (CoV Antibody Patents) and Section 9.5(b)(ii) (Assignment of CoV Antibody Patents), and to enable the other Party to apply for and prosecute such CoV Antibody Patents in any country. Each Party hereby designates and appoints the other Party and its duly authorized officers and agents as its agent and attorney-in-fact to act for and on behalf of such Party solely to execute, deliver and file the foregoing documents and instruments, with the same legal force and effect as if executed by such Party if a Party is unable for any reason to secure the other Party’s or its representatives’ signature on any such document or instrument. Each Party acknowledges that this appointment is coupled with an interest. Each Party shall make its relevant personnel (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Article 5 (Intellectual Property) at no charge.

5.3 Patent Prosecution and Maintenance.

(a) Adimab Platform Technology. Adimab shall have the sole right (but not the obligation) to file, prosecute, maintain, defend and enforce all Patents directed to Adimab Platform Technology and all Adimab Platform Patents, all at its own expense.

(b) CoV Antibody Patents and Adagio Patents. From and after the Effective Date:

(i) Adagio shall have the sole right to prosecute, maintain, enforce and defend all CoV Antibody Patents and Adagio Patents, all at its own expense;

(ii) Adimab and its Affiliates shall not file, and shall not cause to be filed, any additional CoV Antibody Patents;

(iii) Adimab shall have the right to review and comment on prosecution of CoV Antibody Patents, and Adagio shall consider in good faith the requests and comments of Adimab with respect thereto;

(iv) Adagio shall provide Adimab with drafts of proposed patent office submissions with respect to CoV Antibody Patents, including draft patent applications and related correspondence, no less than [***] in advance of filing; and

(v) Adagio shall keep Adimab reasonably informed of progress with regard to the prosecution and maintenance of CoV Antibody Patents and shall provide Adimab with copies of all correspondence received from patent offices relating thereto (including office actions and the like) promptly after receipt.

(c) Responsibility. It is understood and agreed that searching for, identification and evaluation of Third-Party Patents that may Cover Excluded Technology, including the Sequence of, or any method of using or making, any CoV Antibody, is the responsibility of Adagio, and that Adimab shall have no responsibility for the foregoing nor liability if any such Third Party Patents exist.

5.4 Cooperation of the Parties. At the reasonable request of the responsible (as provided for in this Article 5 (Intellectual Property)) Party, the other Party agrees to cooperate fully in the preparation, filing, prosecution, enforcement and maintenance of any CoV Antibody Patents under this Agreement. Such cooperation includes executing all papers and instruments (or causing its personnel to do so) reasonably useful to enable the other Party to apply for and to prosecute patent applications in any country; and promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, enforcement or maintenance of any such Patents. Notwithstanding the foregoing, Adimab shall not be required pursuant hereto to disclose Adimab Platform Technology to Adagio or to participate in any action against another Adimab customer.

ARTICLE 6

CONFIDENTIALITY; PUBLICITY.

6.1 General Confidentiality Obligations.

(a) Confidential Information. Any and all confidential or proprietary information disclosed to one Party by the other Party under this Agreement, and all Know-How or other information including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s technology, products, business information or objectives, is the “Confidential Information” of the disclosing Party; provided, however, that, notwithstanding the foregoing:

(i) information embodied in Adimab Materials is Adimab’s Confidential Information;

(ii) information embodied in the Adagio Materials is Adagio’s Confidential Information;

(iii) all royalty reports delivered to Adimab by or on behalf of Adagio in accordance with Section 4.4 (Royalty Payment Reports) is Adagio’s Confidential Information;

(iv) from and after the Effective Date: (A) all information relating to the Adimab CoV Assets, including the Sequence information as to the CDRs of CoV Antibodies, shall be Confidential Information of Adagio, and Adagio shall be deemed the disclosing Party with respect to all such information; and (B) the Sequence information as to the non-CDR portions (i.e., the framework) of CoV Antibodies may be disclosed by either Party; provided, however, that this clause (B) shall not be construed to require Adagio to disclose to Adimab any Sequence information with respect to any Adagio Derived Antibody.

(b) Limits on Use and Disclosure of Confidential Information. Each Party shall receive and maintain the other Party’s Confidential Information in strict confidence. Neither Party shall disclose any Confidential Information of the other Party to any Third Party. Neither Party shall use the Confidential Information of the other Party for any purpose other than as required to perform its obligations or exercise its rights hereunder. Each Party may disclose the other Party’s Confidential Information to the receiving Party’s employees, contractors, agents, Affiliates and Licensees requiring access thereto for the purposes of this Agreement, provided, however, that prior to making any such disclosures, each such person shall be bound by written agreement to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement. Each Party agrees to take all steps necessary to ensure that the other Party’s Confidential Information shall be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character. Each Party agrees that this Agreement shall be binding upon its employees, contractors, agents, Affiliates and Licensees involved in the activities contemplated hereby and that it shall be liable for any breach by its employees, contractors agents, Affiliates and Licensees. The foregoing obligations of confidentiality and non-use shall survive, and remain in effect for a period of [***] from, the termination or expiration of this Agreement in accordance with Article 9 (Term; Termination).

6.2 Exclusions from Nondisclosure Obligation. Information shall not be considered Confidential Information of a Party (the “Disclosing Party”) and the nondisclosure and nonuse obligations in Section 6.1 (General Confidentiality Obligations) shall not apply to the extent that the other Party (the “Receiving Party”) can establish by competent written proof that such information: (a) was publicly known at the time of disclosure (or generation, as applicable); (b) after disclosure (or generation, as applicable), becomes publicly known by publication or otherwise, except by breach of this Agreement by the Receiving Party; (c) was in the Receiving Party’s possession at the time of disclosure hereunder; (d) is received by the Receiving Party from a Third Party who has the lawful right to disclose the Confidential Information and who shall not have obtained the Confidential Information either directly or indirectly from the Disclosing Party; or (e) is independently developed by the Receiving Party (i.e., without reference to Confidential Information of the disclosing Party); provided, however, that Adimab shall not be permitted to avail itself of: (i) the exception set forth in the foregoing clause (c) with respect to Sequence information with respect to the CDRs of Adimab CoV Antibodies; or (ii) the exception set forth in the foregoing clause (e) with respect to Sequence information with respect to the CDRs of Adimab CoV Antibodies except to the extent that such Sequences are independently rediscovered by Adimab without use of any Confidential Information of Adagio or any Adagio Materials.

6.3 Authorized Disclosures. If either Party is required, pursuant to a governmental law, regulation or order, to disclose any Confidential Information of the other Party, the receiving Party (a) shall give advance written notice to the disclosing Party, (b) shall make a reasonable effort to assist the other Party to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law, regulation or order required and (c) shall disclose the Confidential Information solely to the extent required by the law, regulation or order. In addition, and notwithstanding the provisions of Section 6.1 (General Confidentiality Obligations), the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances: (i) filing or prosecuting Patents as permitted by this Agreement; (ii) enforcing such party’s rights under this Agreement and in performing its obligations under this Agreement; (iii) prosecuting or defending litigation as permitted by this Agreement; and (iv) in the case of Adagio as the Receiving Party, disclosure in submissions to or filings with any Regulatory Authority (including, without limitation, in INDs and NDAs) with respect to any Product, and in correspondence with any Regulatory Authority regarding any Product or any of the foregoing submissions or filings; provided, however, that in no event may Adagio disclose Adimab Platform Technology without the prior written consent of Adimab, which consent may be withheld in Adimab’s sole discretion.

6.4 Terms of Agreement. The terms of this Agreement are the Confidential Information of both Parties. However, each Party shall be entitled to disclose the terms of this Agreement under written, legally binding obligations of confidence and non-use consistent with this Agreement to: legal, financial and investment banking advisors; and potential and actual investors and acquirers, and, in the case of Adagio, potential and actual Licensees, doing diligence and counsel for the foregoing for the purpose of evaluating or carrying out an actual or potential investment, acquisition, Licensee Agreement, debt transaction or collaboration. In addition, if legally required, a copy of this Agreement may be filed by either Party with the SEC (or relevant ex-U.S. counterpart). In that case, the filing Party will if requested by the other Party diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and shall provide the non-filing Party reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that the filing Party make additional redactions to the extent confidential treatment is reasonably available under the law. The filing Party shall seek and diligently pursue such confidential treatment requested by the non-filing Party.

6.5 Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason (but specifically excluding expiration of the Term in accordance with Section 9.1 (Term)), each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party; provided, however, that: (a) a Party may retain one (1) copy of the Confidential Information of the other Party in its files for the sole purpose of ascertaining and complying with its confidentiality obligations hereunder; (b) a Party shall not be required to destroy any computer files stored securely by such Party only on centralized storage servers (and not on personal computers or devices) that are created during automatic system back up, so long as such computer files are not readily accessible by such Party’s personnel (other than its information technology specialists who are responsible for maintaining such Party’s electronic backup services); and (c) the obligation of the receiving Party to return Confidential Information pursuant to this Section 6.5 (Return of Confidential Information) shall not apply to Confidential Information of the other Party or copies thereof which must be retained pursuant to mandatory applicable law. Any Confidential Information retained will continue to be subject to the terms of this Agreement.

6.6 Publicity.

(a) Press Releases. The Parties shall issue mutually agreed-upon press release(s) announcing the execution of this Agreement. It is further acknowledged that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder, all of which shall be made in accordance with the terms of this Section 6.6(a) (Press Releases).

(i) Disclosure of Significant Achievements. From and after the Effective Date, (A) Adimab may, without the prior review and approval of Adagio, issue public statements or press releases announcing the achievement of any Milestone Event for which a Milestone Payment is payable hereunder, unless such disclosure has not already been disseminated by Adagio (in which case, Adimab may not issue such public statement without Adagio’s prior review and approval); provided, however, that no such statement or release shall disclose any Sequence information as to the CDR of the CoV Antibody contained in the Product that achieved such Milestone Event or otherwise specifically identify such CoV Antibody or Product, unless such disclosure has already been disseminated by Adagio (in which case, Adimab may disseminate such disclosure without Adagio’s prior review and approval); and (B) Adagio may, without the prior review or approval of Adimab, issue public statements or press releases regarding Products being developed or commercialized by or on behalf of Adagio, its Affiliates or Licensees, including, without limitation, announcements regarding initiation or completion of clinical trials, clinical trial results, regulatory filings and approvals, entry into License Agreements, and receipt of payments under License Agreements, and where not unreasonably cumbersome, Adagio shall include in such statement a recognition of Adimab as the source of the Adimab CoV Antibodies.

(ii) Other Disclosures. Except as expressly set forth in Section 6.6(a)(i) (Disclosure of Significant Achievements), the Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of subsequent press releases prior to the issuance thereof; provided, however, that a Party may not withhold consent to such releases that the other Party may determine, based on advice of counsel, are reasonably necessary to comply with applicable laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as the contents of any such public statement or press release are contained in a prior public disclosure or public statement approved by the other Party pursuant to this Section 6.6(a)(ii) (Other Disclosures) or permitted by Section 6.6(a)(i) (Disclosure of Significant Achievements) or Section 6.3 (Authorized Disclosures) and does not reveal Confidential Information of the other Party.

(b) Bundled Press Releases. It is understood and agreed that a Party may sometimes issue press releases that group multiple achievements of such Party. It is understood and agreed that a Party may choose to group text from a previously-approved press release with other accomplishments or events not relating to this Agreement and, in such event, the only portions of the press release to which Section 6.6(a) (Press Releases) shall apply shall be those portions that relate to this Agreement or the other Party.

6.7 Certain Data. The Parties recognize the need for Adimab to disclose the general capabilities of the Adimab Platform Technology. In connection therewith, and provided that Adimab does not disclose the identity of Adagio, any Adimab CoV Antibody, the target thereof (i.e., CoV) or any Sequence information as to the CDRs of Adimab CoV Antibodies, Adimab shall have the right to disclose generally Adimab CoV Antibody attributes, including the following: (a) Adimab CoV Antibody binding affinities (kD), (b) expression range regarding Adimab CoV Antibodies, (c) germline distribution of Adimab CoV Antibodies, (d) CoV Antibody format (i.e., monoclonal, Morrison bispecific, etc.), and (e) stage of development of Adimab CoV Antibodies. For clarity, Adimab has already published articles in scientific journals, some of which articles include the sequences of certain Adimab CoV Antibodies.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES.

7.1 Mutual Representations. Each of Adimab and Adagio hereby represents and warrants to the other of them that the representing and warranting Party is duly organized in its jurisdiction of incorporation; that the representing and warranting Party has the full power and authority to enter into this Agreement; that this Agreement is binding upon the representing and warranting Party; that this Agreement has been duly authorized by all requisite corporate action within the representing and warranting Party; and that the execution, delivery and performance by the representing and warranting Party of this Agreement and its compliance with the terms and conditions hereof does not and shall not conflict with or result in a breach of any of the terms and conditions of or constitute a default under (a) any agreement or other instrument binding or affecting it or its property, (b) the provisions of its bylaws or other governing documents or (c) any order, writ, injunction or decree of any governmental authority entered against it or by which any of its property is bound.

7.2 Representations of Adimab. Adimab hereby represents and warrants to Adagio that, as of the Effective Date:

(a) Exhibit B attached hereto contains a true and complete list of the CoV Antibody Patents existing on the Effective Date;

(b) Adimab has delivered to Adagio true and complete copies of all CoV Antibody Patents existing on the Effective Date;

(c) Adimab is the sole and exclusive owner of all right, title and interest in and to the CoV Antibody Patents listed on Exhibit B hereto;

(d) except as described in Section 2.5 (Adimab Retained Rights), neither Adimab nor any of its Affiliates has granted to any Third Party any option, license or other right with respect to any Adimab CoV Antibody;

(e) neither Adimab nor any of its Affiliates has granted to any Third Party any option, license or other right with respect to any CoV Antibody Patent;

(f) there are no agreements in effect as of the Effective Date between Adimab or any of its Affiliates and any Third Party under which rights with respect to any Adimab CoV Antibody or CoV Antibody Patent are being licensed to Adimab or its Affiliate;

(g) there are no claims, judgments or settlements against or owed by Adimab (or its Affiliate) with respect to the Adimab Platform Technology, Adimab Platform Patents, CoV Antibody Patents or Adimab CoV Antibodies;

(h) there are no complaints filed in court or, to Adimab’s knowledge, otherwise threatened, which, if decided in a manner adverse to Adimab, would materially affect Adimab’s grant of the Assignment or License contemplated by this Agreement;

(i) to Adimab’s knowledge, the practice of the Adimab Platform Technology in the discovery of the Adimab CoV Antibodies, as practiced by Adimab as of the Effective Date, does not infringe a valid, issued Patent owned by a Third Party of which Adimab has knowledge; and

(j) neither Adimab nor any of its Affiliates has received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of any Adimab CoV Antibody infringes or would infringe the patent or other intellectual property rights of any Third Party; and

(k) as of the Effective Date, Adimab has good and marketable title to, or valid contract rights to, as applicable, all of the Adimab CoV Assets free and clear of any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties, or other restriction (including in connection with any indebtedness), and has the complete and unrestricted power and unqualified right to sell, assign, transfer and deliver to Adagio, as applicable, the Adimab CoV Assets.

7.3 DISCLAIMER OF WARRANTIES. OTHER THAN THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 7 (REPRESENTATIONS AND WARRANTIES), EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

7.4 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 6 (CONFIDENTIALITY; PUBLICITY), NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 7.4 (LIMITATION OF LIABILITY) SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8 (INDEMNIFICATION).

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by Adimab. Adimab hereby agrees to indemnify, defend and hold harmless (collectively, “Indemnify”) Adagio, its Affiliates and its and their directors, officers, agents and employees (collectively, “Adagio Indemnitees”) from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys’ fees and expenses) (collectively, “Losses”) they may suffer as the result of any claim, demand, action or other proceeding by any Third Party (collectively, “Third-Party Claims”) arising out of or relating to (a) the breach by Adimab of any warranty, representation, covenant or agreement made by Adimab in this Agreement, or (b) the gross negligence or intentional misconduct of any Adimab Indemnitee; except, in each case, to the extent such Losses result from (i) the gross negligence or intentional misconduct of any Adagio Indemnitee, or (ii) the breach by Adagio of any warranty, representation, covenant or agreement made by Adagio in this Agreement.

8.2 Indemnification by Adagio. Adagio hereby agrees to Indemnify Adimab, its Affiliates and its and their directors, officers, agents and employees (collectively, “Adimab Indemnitees”) from and against any and all Losses they may suffer as the result of Third-Party Claims arising out of or relating to (a) the breach by Adagio of any warranty, representation, covenant or agreement made by Adagio in this Agreement, (b) the gross negligence or intentional misconduct of any Adagio Indemnitee, (c) the research, testing, development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of Adagio or any of its Affiliates or Licensees of any CoV Antibody or Product, or (d) the use by Adagio or its Affiliates or Licensees of any Excluded Technology; except, in each case, to the extent such Losses result from (i) the gross negligence or intentional misconduct of any Adimab Indemnitee, or (ii) the breach by Adimab of any warranty, representation, covenant or agreement made by Adimab in this Agreement.

8.3 Indemnification Procedures. The obligation of a Party (the “Indemnifying Party”) under Section 8.1 (Indemnification By Adimab) or Section 8.2 (Indemnification By Adagio) (as applicable) to Indemnify the other Party (the “Indemnified Party”) and its associated indemnitees – i.e., the Adimab Indemnitees or Adagio Indemnitees, as applicable (the “Indemnitees”) – is conditioned on: (a) the Indemnified Party providing the Indemnifying Party prompt written notice of any Third-Party Claim giving rise to an indemnification obligation hereunder, (b) the Indemnified Party and its Indemnitees permitting the Indemnifying Party to assume direction and control of the defense of the Third-Party Claim (including the right to settle the Third-Party Claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, (c) the Indemnified Party and its Indemnitees cooperating as requested (at the expense of the Indemnifying Party) in the defense of the Third-Party Claim, and (d) the Indemnified Party and its Indemnitees not compromising or settling such Third-Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall not agree to any settlement of such Third-Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party and its Indemnitees from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or its Indemnitees or that acknowledges fault by the Indemnified Party or any Indemnitee, without the prior written consent of the Indemnified Party or such Indemnitee, as applicable. If the Parties cannot agree as to the application of the foregoing Sections 8.1 (Indemnification by Adimab) and 8.2 (Indemnification by Adagio), each may conduct separate defenses of the Third-Party Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 8 (Indemnification) upon the resolution of the underlying Third-Party Claim.

ARTICLE 9

TERM; TERMINATION.

9.1 Term. The term (the “Term”) of this Agreement shall commence on the Effective Date and, unless this Agreement is earlier terminated as set forth below in this Article 9 (Term; Termination), shall expire upon on the expiration of the last-to-expire Royalty Term for any and all Products. Upon expiration of the Term pursuant to this Section 9.1 (Term), the License shall become royalty-free, fully-paid, irrevocable and perpetual.

9.2 Termination for Material Breach.

(a) Material Breach Other Than Breach of Diligence Obligation. Subject to Section 9.2(c) (Dispute Regarding Breach), and except in the case of a material breach covered by Section 9.2(b) (Material Breach of Diligence Obligations), each Party shall have the right, in the event of material breach of this Agreement by the other Party, to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within [***] (or [***] with respect to any payment breach) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such [***] period (or [***] period with respect to any payment breach) unless the breaching Party has cured such breach prior to the end of such period. Notwithstanding the foregoing or Section 9.5 (Effect of Expiration or Termination) to the contrary, but without limiting Adimab’s rights under Section 9.2(b) (Material Breach of Diligence Obligations), after initiation of the first clinical trial of a Product, Adimab may not terminate this Agreement pursuant to this Section 9.2(a) (Material Breach Other Than Breach of Diligence Obligations), except in the case of uncured material payment breach by Adagio, but for clarity, Adimab may pursue any and all remedies that may be available to it at law or in equity as a result of such breach by Adagio.

(b) Material Breach of Diligence Obligation. If Adimab in good faith believes that Adagio has failed to comply with its obligations under Section 3.5 (Diligence), Adimab shall so notify Adagio and, within [***] thereafter, Adagio and Adimab will meet and discuss the matter in good faith and attempt to reach mutual agreement as to whether or not Adagio is in material breach of Section 3.5 (Diligence) and, if so, to agree upon a mutually acceptable plan for Adagio to regain compliance with Section 3.5 (Diligence) within a reasonable period. Following such meeting, if either (i) the Parties do not reach mutual agreement within such [***] period, or (ii) the Parties mutually agree on a plan for Adagio to regain compliance with Section 3.5 (Diligence) but Adagio fails to regain such compliance within the agreed period, then subject to Section 9.2(c) (Dispute Regarding Breach) below, Adimab will have the right, at its sole discretion, to terminate this Agreement.

(c) Dispute Regarding Breach. Any right to terminate this Agreement under this Section 9.2 (Termination For Material Breach) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Section 10.4 (Dispute) with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Section 10.4 (Dispute).

9.3 Termination for Convenience. Adagio may terminate this Agreement for any reason or for no reason upon [***] written notice to Adimab.

9.4 Commitments Regarding CoV Antibodies. The Parties agree that if Adagio or any of its Licensees develops or commercializes any CoV Antibody or Product, then Adagio shall pay to Adimab the fees set forth in Article 4 (Financial Terms), Milestone Payments and Royalty Payments, as applicable, on all CoV Antibodies developed or commercialized by Adagio or any of its Licensees as (or as if) a Product under this Agreement. Adagio shall include in each Licensee Agreement an obligation on the part of the applicable Licensee, in the event that Adagio is unwilling or unable to pay to Adimab any Milestone Payments and Royalty Payments that become due hereunder with respect to CoV Antibodies developed or commercialized by such Licensee (because, for example, of the dissolution of Adagio for bankruptcy or other reasons), to make such payments directly to Adimab; provided, however, that: (a) if such Licensee achieves a Milestone Event for which a Milestone Payment is payable by Adagio hereunder and pays to Adagio a milestone payment with respect to such Milestone Event, but Adagio fails to remit to Adimab the corresponding Milestone Payment, then such Licensee shall have no liability to Adimab for such Milestone Payment; and (b) if such Licensee pays royalties to Adagio on particular Net Sales of Products by such Licensee, but Adagio fails to remit to Adimab the corresponding Royalty Payment with respect to those Net Sales, then such Licensee shall have no liability to Adimab for such Royalty Payment.

9.5 Effect of Expiration or Termination.

(a) Any Termination. Upon any termination of this Agreement prior to its expiration, all licenses and rights granted by either Party to the other Party pursuant to this Agreement (including the License) shall automatically terminate and revert to the granting Party, and all other rights and obligations of the Parties under this Agreement shall terminate; in each case, except as expressly provided below in this Section 9.5 (Effect of Expiration or Termination) or elsewhere in this Article 9 (Term; Termination).

(b) Termination by Adimab For Material Breach or by Adagio For Convenience. Solely in the event of termination of this Agreement by Adimab pursuant to Section 9.2 (Termination for Material Breach), or by Adagio pursuant to Section 9.3 (Termination for Convenience), the following provisions shall apply, subject, in all cases, to Section 9.5(c) (Survival of Licensee Agreements):

(i) Termination But For Fully-Paid Products. The License shall terminate and be of no further force or effect; provided, however, that if the License with respect to a particular Product in a particular country had become royalty-free, fully-paid, irrevocable and perpetual by virtue of the expiration of the Royalty Term for such Product in such country prior to such termination (such Product in such country, a “Fully-Paid Product”), then the License with respect to such Fully-Paid Product shall survive such termination;

(ii) Assignment of CoV Antibody Patents. Effective as of such termination, Adagio shall, and it hereby does, assign to Adimab all right, title and interest in and to all CoV Antibody Patents;

(iii) Adimab Materials and CoV Antibodies. Within [***] after such termination, Adagio shall (1) either return to Adimab or destroy (at Adimab’s direction and expense) all Adimab Materials and all Adimab CoV Antibodies remaining in the possession of Adagio (other than Fully-Paid Products), and (2) except as otherwise mutually agreed by the Parties in writing, destroy all quantities of Adagio Derived Antibodies in the possession of Adagio (other than Fully-Paid Products);

(iv) Non-Exclusive Unblocking License to Adimab. Effective as of such termination, Adagio shall, and it hereby does, grant to Adimab, a non-exclusive, worldwide, royalty-free, fully-paid license, with the right to sublicense through multiple tiers, under Blocking Adagio Patents solely to make, have made, use, sell, have sold, offer for sale and import Adimab CoV Antibodies and products comprising or containing Adimab CoV Antibodies (but excluding Fully-Paid Products, if any) in the Field. For clarity, the sole purpose of the license that may be granted pursuant to this Section 9.5(b)(iv) (Non-Exclusive Unblocking License to Adimab) is to provide Adimab with freedom to operate under Blocking Adagio Patents solely with respect to the manufacture, use, sale, offer for sale and import of Adimab CoV Antibodies and products comprising or containing Adimab CoV Antibodies (excluding Fully-Paid Products) in the Field, and this Section 9.5(b)(iv) (Non-Exclusive Unblocking License to Adimab) does not, and shall not be construed to, obligate Adagio to disclose any Blocking Adagio Patent or the Adagio Invention(s) claimed therein to Adimab;

(v) Right of Negotiation for Exclusive License and Product Transfer to Adimab. Effective as of such termination, Adagio shall, and it hereby does, grant to Adimab, a right of first negotiation, exercisable within [***] after termination, to obtain, upon commercially reasonable terms and conditions to be negotiated in good faith by the Parties:

(1) Exclusive License. An exclusive, worldwide, royalty-bearing license, with the right to sublicense through multiple tiers, under the Blocking Adagio Patents, Other Adagio Patents and Adagio Know-How, in each case, solely to develop, make, have made, use, sell, have sold, offer for sale and import CoV Antibodies and Products (excluding Fully-Paid Products) in the Field; provided, however, that, to the extent that Blocking Adagio Patents, Other Adagio Patents or Adagio Know-How includes Patents or Know-How licensed to Adagio by a Third Party that is subject to royalty or milestone payment obligations to such Third Party with respect to any CoV Antibody or Product, then Adagio shall so notify Adimab, together with a true, complete and correct description of such royalty and milestone payment obligations, and the inclusion of such Patents or Know-How in the Blocking Adagio Patents, Other Adagio Patents or Adagio Know-How (as applicable) shall be subject to Adimab’s agreeing in writing to pay, and promptly paying, all royalty and milestone payments that become due to such Third Party by reason of the development, manufacture, use, sale, offer for sale or import of CoV Antibodies and Products by or on behalf of Adimab or its Affiliates, licensees or sublicensees (in addition to the mutually agreed compensation payable to Adagio for the grant of rights described in this Section 9.5(b)(v) (Right of Negotiation for Exclusive License and Product Transfer to Adimab));

(2) Regulatory Filings and Approvals. The transfer and assignment to Adimab of all Adagio Regulatory Filings, including INDs and NDAs, and all Adagio Approvals, including Marketing Approvals, in each case for CoV Antibodies and Products (other than Fully-Paid Products) in the Field controlled by Adagio or any of its Affiliates; and

(3) Other Transfers. The transfer and assignment or sublicense of such other elements as may be necessary or useful for Adimab to continue the development and commercialization of CoV Antibodies and Products as conducted by Adagio prior to such termination, including, for example, transferring (to the extent requested by Adimab) formal relationships with manufacturing organizations, patient groups and payors that, in each case, are specific to CoV Antibodies and Products, as well as other Product-specific items such as pharmacovigilance databases, and data related to indication, use, risks, and benefits.

(vi) Prohibition on Further Use. Adagio and its Affiliates shall not, and shall not grant any license or other right to, or otherwise cause or permit, any Third Party to, develop, manufacture or commercialize any CoV Antibody or Product (other than Fully-Paid Products).

(c) Survival of License Agreements. In the event that (i) Adagio has entered into a Licensee Agreement consistent with the terms of this Agreement (including the provisions of Section 3.2 (Licensees and Sublicensees)), (ii) this Agreement is terminated, and (iii) such Licensee Agreement is in effect at the time of such termination, then such Licensee Agreement will survive such termination of this Agreement; provided, however, that the Licensee assumes all of Adagio’s obligations hereunder with respect to the CoV Antibodies and Products covered by such Licensee Agreement (including those obligations set forth in Section 3.5 (Diligence), Section 3.7 (Disclosure Regarding Adagio Efforts), and Section 9.4 (Commitments Regarding CoV Antibodies), and pays to Adimab all amounts that would have been due to Adimab from Adagio as a result of Licensee’s activities (including those obligations set forth in Article 4 (Financial Terms)).

9.6 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the parties’ rights and obligations under 3.4 (Acknowledgment Regarding Adagio Derived Antibodies), 4.3 (Quarterly Payment Timings) through 4.10 (Late Payments) (with respect to payment obligations outstanding or having accrued as the effective date of termination or expiration), 5.1 (Ownership and Inventorship), 5.2 (Assignment), 6.1 (General Confidentiality Obligations), 6.2 (Exclusions from Nondisclosure Obligation), 6.3 (Authorized Disclosures), 6.4 (Terms of Agreement), 6.5 (Return of Confidential Information), 6.7 (Certain Data), 7.3 (Disclaimer of Warranties), 7.4 (Limitation of Liability), 9.4 (Commitments Regarding CoV Antibodies), 9.5 (Effect of Expiration or Termination) and 9.6 (Accrued Obligations; Survival), and Articles 1 (Definitions), 8 (Indemnification) and 10 (Miscellaneous) shall survive any expiration or termination of this Agreement.

ARTICLE 10

MISCELLANEOUS.

10.1 No Implied Licenses. No right or license under any Patent, Know-How or other intellectual property of either Party is granted or shall be deemed to have been granted under this Agreement by implication. All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

10.2 Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the US (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

10.3 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors. Nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. This Agreement and the Parties’ relationship in connection with it shall not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership, or agency of any kind.

10.4 Dispute Resolution.

(a) Initial Dispute Resolution. Subject to Section 10.4(c) (Court Actions), either Party may refer any dispute in connection with this Agreement (“Dispute”) not resolved by discussion of the Alliance Managers to senior executives of the Parties (for Adimab, [***] and for Adagio, [***]) for good-faith discussions over a period of not less than [***]. Each Party will make its executives reasonably available for such discussions.

(b) Disputes Not Resolved Between the Parties.

(i) Arbitration. Subject to Section 10.4(c) (Court Actions) below, any Dispute that is not resolved under Section 10.4(a) (Initial Dispute Resolution) within the period specified above shall be resolved by final and binding arbitration administered by JAMS (the “Administrator”) in accordance with its then-effective Comprehensive Arbitration Rules and Procedures (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 10.4(b) (Arbitration). (Capitalized terms used but not otherwise defined in this Agreement shall have the meanings provided in the Rules.) The Arbitration shall be conducted by three (3) neutral arbitrators, each of whom shall be a lawyer with at least [***] of experience with a law firm or corporate law department and at least [***] representing (either as outside counsel or in-house counsel) companies in the pharmaceutical or biotechnology industry in connection with licensing transactions; provided, however, that no such individual shall be a current or former employee or director, or a current stockholder, of either party or any of their respective Affiliates. Each party shall appoint one arbitrator, and the two so-appointed arbitrators shall jointly nominate the third arbitrator. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in New York, New York.

(ii) Hearing; Decision. The Hearing shall commence within [***] after the discovery cutoff. The arbitrators shall require that each party submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the arbitrators. The Hearing shall be no longer than [***] in duration. The arbitrators shall also permit the submission of expert reports. The arbitrators shall render the Award within [***] after the arbitrators declares the Hearing closed, and the Award shall include a written statement describing the essential findings and conclusions on which the Award is based, including the calculation of any damages awarded. The arbitrators will, in rendering their decision, apply the substantive law of the State of New York, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. The arbitrators’ authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 7.4 (Limitations on Liability). The Award rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(iii) Costs. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees or arbitration, unless in each case the arbitrators order otherwise, which they are hereby empowered, authorized and instructed to do if they determine that to be fair and appropriate.

(iv) Confidentiality of Process and Awards. Except to the extent necessary to confirm an award or as may be permitted by Section 6.3 (Authorized Disclosures) or Section 6.6(a) (Press Releases), neither Party shall disclose the existence, content or results of an arbitration under this Agreement without the prior written consent of the other Party.

(v) Statute of Limitations. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the subject matter of the Dispute would be barred by the applicable statute of limitations under New York law.

(c) Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 10.4(b) (Disputes Not Resolved Between the Parties).

10.5 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

10.6 Entire Agreement. This Agreement (including its Exhibits) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

10.7 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that:

(a) either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(i) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”); provided, however, that in the event of a Sale Transaction (whether this Agreement is actually assigned or is assumed by the Third Party Acquirer or the surviving corporation resulting from such Sale Transaction by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the Third Party Acquirer that existed prior to the Sale Transaction shall not be included in the technology licensed or assigned hereunder or otherwise subject to this Agreement; or

(ii) to an Affiliate; provided, however, that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate; and

(b) Adimab may assign or transfer its rights to receive payments under this Agreement (but none of its obligations or liabilities), without Adagio’s consent, to an Affiliate or to a Third Party in connection with the sale of, monetization of, transfer of, or obtaining financing on the basis of the payments due to Adimab under this Agreement or debt or project financing in connection with this Agreement.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and shall be null and void.

10.8 Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision shall be deemed stricken from this Agreement and the remaining provisions shall continue in full force and effect, and the Parties shall substitute for the unenforceable provision an enforceable provision that conforms as nearly as possible with the original intent of the Parties.

10.9 Force Majeure. A Party shall be excused from liability for the failure or delay in performance of such Party’s obligations under this Agreement to the extent that such performance is prevented by a Force Majeure. Such excuse from liability shall be effective only to the extent and duration of the Force Majeure event(s) causing the failure or delay in performance. The affected Party shall notify the other Party of such Force Majeure event(s) as soon as reasonably practicable and shall use reasonable efforts to resume performance of its obligations under this Agreement as soon as reasonably practicable.

10.10 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, delivered by express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Adimab:

[***]

with a required copy to:

Attention: [***]

In the case of Adagio:

[***]

with a required copy to:

[***]

10.11 Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

10.12 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor to be used to interpret, the meaning of the language contained in the particular Article or Section.

10.13 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

10.14 Performance by Affiliates. A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates. However, each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance as if such Party were performing such obligations itself, and references to a Party in this Agreement shall be deemed to also reference such Affiliate. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 6 (Confidentiality; Publicity), and shall (to avoid doubt) be subject to the intellectual property assignment and other intellectual property provisions of Article 5 (Intellectual Property) as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions).

10.15 Further Assurances. Each Party agrees to duly execute and deliver, or cause to be duly executed or delivered, such further instruments and do and cause to be done such further acts, including the filing of additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

10.16 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to be one and the same instrument. In addition, signatures may be exchanged by facsimile or PDF.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement to be effective as of the Effective Date.

ADAGIO THERAPEUTICS, INC.:	ADIMAB, LLC:

By: [***]	By: [***]
Title: [***]	Title: [***]
Date: July 8, 2020	Date: July 8, 2020

EXHIBITS LIST

A – ADIMAB COV ANTIBODIES

B – COV ANTIBODY PATENTS

C – INITIAL WORK PLAN

EXHIBIT A

Adimab CoV Antibodies

[***]

EXHIBIT B

CoV Antibody Patents

[***]

EXHIBIT C

Initial Work Plan

[***]